UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed By a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Filed by SumTotal Systems, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: SumTotal Systems, Inc.

Commission File No.: 000-50640

FOR IMMEDIATE RELEASE

SUMTOTAL’S BOARD OF DIRECTORS DETERMINES THAT REVISED PROPOSAL FROM

VISTA EQUITY PARTNERS IS A SUPERIOR PROPOSAL

MOUNTAIN VIEW, Calif., May 20, 2009 – SumTotal® Systems, Inc. (NASDAQ: SUMT), the market leader and a global provider of talent development solutions, today announced that its Board of Directors has determined that a revised proposal received today from Vista Equity Partners (“Vista Equity”) to acquire all of the outstanding shares of SumTotal common stock for $4.85 per share in cash is a superior proposal, as defined in SumTotal’s merger agreement with Accel-KKR, as amended on May 19, 2009 (the “Amended Accel-KKR Agreement”). In accordance with the terms of the Amended Accel-KKR Agreement, SumTotal has delivered notice to Accel-KKR of the Board’s determination.

Under the terms of the Amended Accel-KKR Agreement, SumTotal is obligated to negotiate in good faith with Accel-KKR for a period of three business days (through May 26, 2009) to make adjustments to the terms and conditions of the merger agreement. As previously announced on May 19, 2009, SumTotal and Accel-KKR entered into an amended definitive merger agreement under which Accel-KKR would acquire all of the outstanding shares of SumTotal common stock for $4.80 per share in cash. In accordance with the Amended Accel-KKR Agreement, SumTotal would be required to pay a fee of $6.67 million to Accel-KKR in order to accept a superior proposal from any other party, including Vista Equity (the “termination fee”). SumTotal noted that the termination fee under Vista Equity’s proposal as initially announced on May 13, 2009 and revised on May 20, 2009 is the same amount as the termination fee in the Amended Accel-KKR Agreement.

Under the terms of Vista Equity’s revised proposal, Vista Equity would acquire all of the outstanding shares of SumTotal common stock for $4.85 per share in cash. In addition, if SumTotal were to enter into the merger agreement proposed by Vista Equity following the three business day negotiation period, SumTotal would be required to pay a fee of $6.67 million to Vista Equity in order to accept a superior proposal from any other party. Vista Equity’s revised proposal also contemplates an increase in the consideration payable to SumTotal stockholders to up to $4.95 per share in cash in the event of the invalidation or reduction of the termination fee SumTotal is required to pay Accel-KKR in accordance with the terms of the Amended Accel-KKR Agreement. SumTotal noted that it considers the Amended Accel-KKR Agreement to be a binding obligation of SumTotal and that Accel-KKR has indicated to SumTotal that it is not willing to reduce the termination fee payable to Accel-KKR under the Amended Accel-KKR Agreement, and that stockholders should therefore expect the current Vista Equity proposal to be $4.85 per share in cash.

SumTotal’s Board is not withdrawing, amending, qualifying or modifying its recommendation with respect to the Amended Accel-KKR agreement and is not making any recommendation at this time with respect to the revised Vista Equity proposal. There can be no assurance a transaction with Vista Equity will result.

RBC Capital Markets Corporation is acting as financial advisor to the Board of SumTotal, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as SumTotal’s legal advisor.

ABOUT SUMTOTAL SYSTEMS, INC.

SumTotal Systems, Inc. (NASDAQ: SUMT) is the market leader and a global provider of talent development solutions. SumTotal deploys mission-critical solutions designed to drive learning, align goals, develop skills, assess performance, plan for succession and set compensation. SumTotal’s solutions aim to accelerate performance and profits for more than 1,500 companies and governments of all sizes, including six of the world’s 10 biggest pharmaceutical makers, six of the 10 largest automotive companies in the world, four of the five branches of the U.S. Armed Forces, three of the world’s top five airlines, five of the six largest U.S. commercial banks and two of the world’s top five specialty retailers. Mountain View, CA-based SumTotal has offices across Asia, Australia, Europe and North America. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

SumTotal and the SumTotal logo are registered trademarks or trademarks of SumTotal Systems, Inc. and/or its affiliates in the United States and/or other countries. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements concerning the proposed transaction with Accel-KKR, including SumTotal’s ability to solicit alternative transactions and the termination fee payable in the event that SumTotal accepts a superior proposal, as well as statements regarding the Vista Equity proposal and its terms. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether any transaction will be completed, costs and potential litigation associated with a transaction, the failure to obtain SumTotal’s stockholder approval as may be required to consummate a transaction, the failure to meet the closing conditions, the extent and timing of regulatory approvals necessary to consummate a transaction and the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in SumTotal’s Annual Report on Form 10-K for the year ended December 31, 2008 and in SumTotal’s other SEC filings. SumTotal is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information and Where You Can Find It

In connection with the proposed transaction with affiliates of Accel-KKR, SumTotal filed a preliminary proxy statement concerning the proposed transaction with the SEC on May 4, 2009. Investors and security holders of SumTotal are urged to read the proxy statement and any amendments thereto as well as any other relevant documents filed with the SEC when they become available because they will contain important information about SumTotal and the proposed transaction with Accel-KKR. The definitive proxy statement (when it becomes available) will be mailed to SumTotal stockholders. The proxy statement and any other documents filed by SumTotal with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SumTotal by contacting SumTotal Investor Relations at 650-934-9584. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

SumTotal and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from SumTotal’s stockholders in connection with the proposed transaction with affiliates of Accel-KKR.

Information regarding the interests of such directors and executive officers (which may be different then those of SumTotal’s stockholders generally) is included in SumTotal’s proxy statements and Annual Reports on Form 10-K, as amended, previously filed with the SEC, and the preliminary proxy statement relating to the proposed transaction filed with the SEC on May 4, 2009. Each of these documents is available free of charge at the SEC’s web site at http://www.sec.gov and from SumTotal Investor Relations, at http://investor.sumtotalsystems.com.

# # #

CONTACTS:

Investors	Media
Gwyn Lauber	Kimberley Kasper
SumTotal Systems, Inc.	SumTotal Systems, Inc.
650-934-9584	650-934-9579
glauber@sumtotalsystems.com	kkasper@sumtotalsystems.com

Matthew Sherman / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
msherman@joelefrank.com / asalas@joelefrank.com